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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of The PMI Group, Inc. for the registration of the 2.50% Senior Convertible Debentures due 2021 and Shares of Common Stock Issuable Upon Conversion of the Debentures and to the incorporation by reference therein of our report dated January 19, 2001, with respect to the 2000 consolidated financial statements of The PMI Group, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000 and the financial statement schedules included therein filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Los Angeles, California
September 21, 2001